Exhibit 99.4

2022

Maple Energy Holdings, LLC

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2022

Report of Independent Auditors

The Board of Directors and Member

Maple Energy Holdings, LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of Maple Energy Holdings, LLC, which comprise the balance sheet as of December 31, 2022, and the related statements of operations, member equity, and cash flows for the year ended December 31, 2022, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Maple Energy Holdings, LLC as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Maple Energy Holdings, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Change in Accounting Principle

As discussed in Note 1 to the financial statements, in 2022, Maple Energy Holdings, LLC adopted new accounting guidance Accounting Standards Codification Topic 842, Leases. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Maple Energy Holdings, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Maple Energy Holdings, LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Maple Energy Holdings, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Moss Adams LLP

Houston, Texas

April 28, 2023

Maple Energy Holdings, LLC

Balance Sheet

December 31, 2022
Assets
Current assets
Cash and cash equivalents	$12,350,682
Accounts receivable
Receivables from oil and gas sales	17,546,438
Joint interest billings	887,537
Assets from derivative contracts	3,885,172
Debt issuance costs, net	98,037
Prepaid expenses and other	621,260
Total current assets	35,389,126

Oil and natural gas properties, full cost method of accounting
Proved properties, subject to amortization	152,873,713
Less: accumulated depletion	(20,564,353)
Total oil and natural gas properties, net	132,309,360

Other property and equipment
Other property and equipment	172,389
Less: accumulated depreciation	(44,591)
Total other property and equipment, net	127,798

Other noncurrent assets:
Deposits	50,000
Debt issuance costs, net	159,692
Operating lease right-of-use assets	14,360,231
Assets from derivative contracts	1,415,570
Total other noncurrent assets	15,985,493

Total assets	$183,811,777

Liabilities and Member Equity
Current liabilities
Accounts payable	$691,096
Accrued liabilities and other	14,011,721
Ad valorem taxes payable	919,027
Operating lease liabilities	2,152,418
Term loan, net of $82,211 of debt issuance costs	9,917,789
Liabilities from derivative contracts	1,149,039
Total current liabilities	28,841,090

Long-term liabilities
Revolving credit facility	15,277,555
Term loan, net of $162,653 debt issuance costs	19,837,347
Operating lease liabilities	12,250,251
Liabilities from derivative contracts	896,694
Asset retirement obligations	3,552,667
Total liabilities	80,655,604

Commitments and contingencies (Note 11)
Member equity	103,156,173

Total liabilities and member equity	$183,811,777

The accompanying notes are an integral part of these financial statements.

Maple Energy Holdings, LLC

Statement of Operations

Year Ended
December 31, 2022
Revenues
Oil	$63,803,055
Natural gas	17,480,314
Natural gas liquids	19,470,346
Total revenues	100,753,715

Expenses
Lease operating expenses	31,910,592
Production and other taxes	5,052,140
Depletion - oil and natural gas properties	17,625,697
Depreciation - other property and equipment	34,522
Accretion of asset retirement obligations	106,746
General and administrative	5,172,551
Total expenses	59,902,248

Income from operations	40,851,467

Other (income) expense
Interest expense and other	382,810
Net (gain) loss on derivative contracts	1,240,228
Total other (income) expense	1,623,038

Income before income taxes	39,228,429
Income taxes	287,898
Net income	$38,940,531

The accompanying notes are an integral part of these financial statements.

Maple Energy Holdings, LLC

Statement of Member Equity

Total Member
Equity
Balance at December 31, 2021	$69,215,642
Distributions	(5,000,000)
Net income	38,940,531
Balance at December 31, 2022	$103,156,173

The accompanying notes are an integral part of these financial statements.

Maple Energy Holdings, LLC

Statement of Cash Flows

Year Ended
December 31, 2022
Cash flows provided by operating activities
Net income	$38,940,531
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and accretion	17,766,964
Amortization of debt issuance costs	25,426
Unrealized (gain) loss on derivative contracts	(3,386,727)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(672,934)
Prepaid expenses and other	(124,941)
Accounts payable, accrued liabilities, and other	(10,851,967)
Net cash provided by operating activities	41,696,352

Cash flows from investing activities
Acquisition of oil and natural gas properties	(56,939,170)
Development of oil and natural gas properties	(15,368,431)
Proceeds from sale of oil and natural gas properties	3,331,322
Net cash used in investing activities	(68,976,279)

Cash flows from financing activities
Distributions	(5,000,000)
Debt issuance costs	(528,019)
Proceeds from revolving line of credit	22,277,555
Payments on revolving line of credit	(7,000,000)
Proceeds from term loan	30,000,000
Payments of net profits interest financing	(12,618,076)
Net cash provided by financing activities	27,131,460

Net change in cash and cash equivalents	(148,467)

Cash and cash equivalents, beginning of year	12,499,149

Cash and cash equivalents, end of year	$12,350,682

Supplemental disclosures of cash flow information:
Cash interest paid	$36,422
Cash taxes paid	43,392

Disclosure of non-cash investing and financing activities:
Asset retirement obligations	$(423,336)
Increase (decrease) in accrued capital expenditures	(916,093)
Operating lease right of use assets obtained in exchange for lease obligations	16,729,531

The accompanying notes are an integral part of these financial statements

MAPLE ENERGY HOLDINGS, LLC

NOTES TO THE FINANCIAL STATEMNETS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Maple Energy Holdings, LLC (“the Company” or “Maple”), a Delaware limited liability company formed on November 6, 2020, is an independent oil and gas company engaged in the development and operation of oil and natural gas properties in the United States. The Company’s producing assets consist of operated and nonoperated working interests in the Permian Basin in West Texas. The Company operates in one segment, upstream oil and gas.

Maple is owned by Riverstone Maple Investor. The Company is under the direction of a three-member Board of Managers comprised of two representatives appointed by Riverstone and the Company’s Chief Executive Officer.

MDC Transaction

On November 8, 2019, MDC Energy, LLC, MDC Reeves Energy, LLC, MDC Texas Operator, LLC, and Ward I, LLC (collectively “MDC”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. On June 18, 2021, the Company entered into an Asset Purchase Agreement (“APA”) pursuant to which Maple agreed to purchase substantially all the oil and natural gas assets owned by MDC (the “MDC Transaction”) in accordance with the plan of reorganization. The transaction closed on September 17, 2021, with an effective date of March 1, 2021. Upon consummation of the MDC Transaction, Maple acquired proved developed oil and natural gas assets with an approximate 75% average working interest and 50% average net revenue interest in the Permian Basin in Reeves and Glasscock Counties, Texas, as well as certain insignificant other assets and assumed liabilities associated with the acquired assets. As a result, the Company recorded acquired assets and assumed liabilities of approximately $90.5 million and $18.3 million, respectively.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Items subject to such estimates and assumptions include: (i) oil and natural gas reserves; (ii) impairment tests of long-lived assets; (iii) depreciation, depletion and amortization; (iv) asset retirement obligations; (v) assignment of fair value and allocation of purchase price in connection with asset acquisitions; (vi) accrued liabilities; (vii) valuation of derivative instruments; and (viii) accrued revenue and related receivables. Management emphasizes that reserve estimates are inherently imprecise and that estimates of reserves of non-producing properties and more recent discoveries are more imprecise than those for properties with long production histories. Although management believes these estimates are reasonable, actual results could differ from estimates. Additionally, see Note 10 – “Fair Value Measurements.”

Cash and Cash Equivalents

Investments in highly liquid securities with original maturities of three months or less are considered to be cash equivalents. At December 31, 2022, the Company had no cash equivalents.

The Company places cash and cash equivalents with high quality financial institutions and at times may exceed the federally insured limits. The Company has not experienced a loss in such accounts nor does it expect any related losses in the near-term.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable are primarily receivables from joint interest owners and oil and natural gas purchasers. Accounts receivable are recorded at the amount due, less an allowance for doubtful accounts, when applicable. We establish provisions for losses on accounts receivable if it is determined that collection of all or a part of an outstanding balance is not probable. Collectability is reviewed regularly, and an allowance is established or adjusted, as necessary, using the specific identification method. The primary factors considered in determining the amount of the allowance are collection history, the aging of the accounts, and other specific information known to management that may affect collectability. At December 31, 2022, management determined that no allowance for doubtful accounts was necessary.

Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and the Company’s revolving credit and term loan facilities approximate their fair value due to their short-term nature and variable interest rates. The carrying values of commodity derivatives are reported at fair value as further discussed in Note 10 – “Fair Value Measurements.”

Debt Issuance Costs

The Company capitalizes certain borrower fees related to its revolving credit and term loan facilities (“loan origination fees and costs”) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 310-20 “Nonrefundable Fees and Other Costs.” The Company amortizes loan origination fees and costs on a straight-line basis over the life of the loan as a component of “Interest expense and other.” See Note 7 – “Long Term Debt” for more details.

Concentration of Credit Risk

The Company’s primary concentrations of credit risk are the risks of uncollectible accounts receivable and of nonperformance by counterparties under the Company’s derivative contracts. Each reporting period, the Company assesses the recoverability of material receivables using historical data, current market conditions and reasonable and supportable forecasts of future economic conditions to determine expected collectability of its material receivables.

The Company’s accounts receivable are primarily receivables from joint interest owners and oil and natural gas purchasers. The purchasers of the Company’s oil and natural gas production consist primarily of independent marketers and gas pipeline companies. The Company operates a substantial portion of its oil and natural gas properties. As the operator of a property, the Company makes full payments for costs associated with the property and seeks reimbursement from the other working interest owners in the property for their share of those costs. Joint operating agreements govern the operations of an oil or natural gas well and, in most instances, provide for the offsetting of amounts payable or receivable between the Company and its joint interest owners. The Company’s joint interest partners consist primarily of independent oil and natural gas producers. If the oil and natural gas exploration and production industry in general was adversely affected, the ability of the Company’s joint interest partners to reimburse the Company could be adversely affected.

The Company’s exposure to credit risk under its derivative contracts is associated with one major financial institution which has an investment grade credit rating. The Company has a master netting agreement in place which provides for offsetting of amounts payable or receivable between the Company and the counterparty. To manage counterparty risk associated with derivative contracts, the Company selects, and monitors counterparties based on an assessment of their financial strength and/or credit ratings. See Note 9 – “Derivatives and Risk Management” for further discussion.

Revenue

The Company sells its oil, natural gas and NGLs production to various purchasers in the industry. The table below presents purchasers that account for 10% or more of total oil, natural gas and NGLs sales for the year ended December 31, 2022. Although changes in our primary purchasers or the loss of any single purchaser may have a short-term impact on the Company, management believes there would not be a long-term material adverse effect on the Company’s financial position or results of operations due to the availability of alternative purchasers.

Year Ended
Purchaser	December 31, 2022
Purchaser #1	64%
Purchaser #2	36%

Oil and Gas Properties

The Company utilizes the full cost method of accounting for its investment in oil and natural gas properties as prescribed by the United States Securities and Exchange Commission (“SEC”). Accordingly, all costs incurred in the acquisition, exploration and development of proved and unproved oil and natural gas properties, including the costs of abandoned properties, treating equipment and gathering support facilities, dry holes, geophysical costs, and annual lease rentals are capitalized. All general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Depletion of evaluated oil and natural gas properties is computed on the units of production method based on estimated proved reserves.

Costs associated with unevaluated properties are excluded from the full cost pool until the Company has made a determination as to the existence of proved reserves. The Company reviews its unevaluated properties at the end of each quarter to determine whether the costs incurred should be transferred to the full cost pool and thereby subject to amortization. Management assesses the Company’s unproved properties for impairment considering factors such as the current exploration program and intent to drill, remaining lease term and the assignment of proved reserves. Significant unproved properties are assessed individually. Investments in unevaluated oil and natural gas properties and exploration and development projects for which depletion expense is not currently recognized, and for which exploration or development activities are in progress, qualify for interest capitalization. The Company had no unevaluated properties as of December 31, 2022.

Capitalized costs are subject to a ceiling test which is performed quarterly. The full cost ceiling test is a limitation on capitalized costs prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is not a fair value-based measurement, rather it is a standardized mathematical calculation. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using the unweighted arithmetic average of the first-day-of-the month price for the previous twelve-month period, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs exceed the sum of the components noted above, a ceiling test write-down or impairment would be recognized to the extent of the excess capitalized costs. Such impairments are permanent and cannot be recovered in future periods even if the sum of the components noted above exceeds capitalized costs in future periods. Future declines in oil and natural gas prices, increases in future operating expenses and future development costs could result in impairments of the Company’s oil and gas properties in future periods. Impairments are non-cash expenses, which would not affect reported cash flows, but would adversely affect net income and member equity. For the year ended December 31, 2022 , the Company did not recognize a ceiling test impairment as the Company’s net book value of its oil and gas properties did not exceed the ceiling amount. Typically, the sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized. However, in circumstances where such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, the Company would recognize a gain or loss in the statement of operations. All costs related to production activities, including workover costs incurred solely to maintain production from an existing completion interval, are charged to expense as incurred.

Asset Retirement Obligations and Environmental Costs

Asset retirement obligations (“ARO”) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 410 “Asset Retirement and Environmental Obligations”, to determine its asset retirement obligation amounts by calculating the present value of the estimated future cash outflows associated with its plug and abandonment obligations. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred (typically when a well is completed or acquired or when an asset is installed at the production location), and the cost of such liability increases the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period through charges to accretion expense, and the capitalized cost is depleted as a component of oil and gas properties. Revisions typically occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells, and such revisions result in adjustments to the related capitalized asset and corresponding liability. See further discussion in Note 6 – “Asset Retirement Obligations.”

Other Property and Equipment

Other property and equipment is stated at cost upon acquisition less accumulated depreciation. Costs of renewals and improvements that substantially extend the useful lives of these assets are capitalized. Repairs and maintenance are expensed as incurred. Leasehold improvements are depreciated, using the straight-line method, over the shorter of the lease term or the useful life of the asset. When other property and equipment is sold or retired, the capitalized costs and related accumulated depreciation and amortization are removed from the account. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment and software	4 Years
Furniture and office equipment	7 Years
Automobiles	5 Years

Impairment of Other Property and Equipment

The Company reviews its other operating property and equipment for impairment in accordance with ASC 360, Property, Plant, and Equipment (“ASC 360”). ASC 360 requires the Company to evaluate other operating property and equipment for impairment as events occur or circumstances change that would more likely than not reduce the fair value below the carrying amount. If the carrying amount is not recoverable from its undiscounted cash flows, then the Company would recognize an impairment loss for the difference between the carrying amount and the current fair value. Further, the Company evaluates the remaining useful lives of its other operating property and equipment at each reporting period to determine whether events and circumstances warrant a revision to the remaining depreciation periods. Assets to be disposed of are reported at the lower of their carrying amount or fair value, less cost to sell. Management is of the opinion that the carrying amount of its other property and equipment does not exceed their estimated recoverable amount.

Revenue Recognition

The Company’s revenues are comprised solely of revenues from customers from the sale of oil, natural gas, and natural gas liquids. The Company believes that the disaggregation of revenue on its statement of operations into these three major product types appropriately depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors based on our geographic locations. Oil, natural gas, and natural gas liquids revenues are recognized at a point in time when production is sold to a purchaser at an index-based, determinable price, delivery has occurred, control has transferred, and collectability of the revenue is probable. The transaction price used to recognize revenue is a function of the contract billing terms which reference index price sources used by the industry. Revenue is calculated by calendar month based on volumes at contractually based rates with payment typically required within 30 days for oil and 60 days for natural gas and natural gas liquids after the end of the production month. At the end of each month when the performance obligations have been satisfied, the consideration can be reasonably estimated and amounts due from customers are accrued in “Receivables from oil and gas sales” in our balance sheet. As of December 31, 2022, receivables from contracts with customers were $17.5 million. Production imbalances are not material, thus as of December 31, 2022, there is no asset or liability recorded for imbalances. For additional revenue recognition information see Note 2 – “Operating Revenues.”

Acquisitions

In accordance with ASC Topic 805 “Business Combinations”, the Company determines whether an acquisition is a business combination, which requires that the assets acquired, and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method of accounting. If the assets acquired are not a business, the Company accounts for the transaction as an asset acquisition. For transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The excess, if any, of the purchase price over the net fair value amounts assigned to assets acquired and liabilities assumed is recognized as goodwill. Conversely, if the fair value of assets acquired exceeds the purchase price, including liabilities assumed, the excess is immediately recognized in earnings as a bargain purchase gain. Business combination acquisition related costs and fees are expensed as incurred.

The Company estimates the fair values of assets acquired and liabilities assumed in acquisitions using various assumptions (many of which are Level 3 inputs within the fair value hierarchy). The most significant assumptions typically relate to the estimated fair values assigned to proved and unproved oil and natural gas properties. To estimate the fair values of the proved and unproved oil and natural gas properties, the Company develops estimates of oil, natural gas and NGLs reserves. Estimates of reserves are based on the quantities of oil, natural gas and NGLs that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Additionally, a risk factor is applied to reserves by reserve type based on industry standards. The Company estimates future prices to apply to the estimated net quantities of reserves based on the applicable ownership percentage acquired and estimates future operating and development costs to arrive at estimates of future net cash flows. The future net cash flows are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition.

For asset acquisitions, the Company allocates the costs of the acquisition to the assets acquired and liabilities assumed based on a relative fair value basis of the assets acquired and liabilities assumed, with no recognition of goodwill or bargain purchase gain recorded. Incremental legal and professional fees related directly to the acquisitions are capitalized as part of the acquisition cost.

For discussion about fair value measurements, see Note 10 – “Fair Value Measurements.”

Income Taxes

The Company is not a taxable entity for federal income tax purposes. The accompanying financial statements do not include a provision for federal income taxes because the member is taxed on its share of the Company’s earnings. Certain transactions of the Company may be subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing these financial statements in accordance with GAAP.

Income taxes in the State of Texas are calculated on the basis of an entity’s “margin.” The following discussion applies to the Company’s accounting for state income taxes.

Accounting for income taxes requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the 11 expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized. The Company believes its tax positions are more likely than not of being upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits. The Company also has no unrecognized tax benefits. The Company does not expect that the amounts of unrecognized tax benefits will change significantly within the next twelve months. To the extent applicable, the Company includes interest and penalties related to taxes as a component of income tax expense. In 2022, the Company did not incur any interest or penalties related to taxes.

All the Company’s tax returns filed since its inception date are subject to audit by federal or state tax authorities. The Company is subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (the Centralized Partnership Audit Regime). Under the Centralized Partnership Audit Regime, any IRS audit of the Company would be conducted at the Company level, and if the IRS determines an adjustment, the default rule is that the Company would pay an “imputed underpayment” including interest and penalties, if applicable. The Company may instead elect to make a “push-down” election, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own personal income tax returns. In the event of an examination of the Company’s tax return, the tax liability of the member could be changed if an adjustment in the Company’s income is ultimately sustained by the taxing authorities. If the Company received an imputed underpayment notice, a determination will be made based on the relevant facts and circumstances that exist at the time. Any payments that the Company ultimately makes on behalf of its current member will be reflected as a dividend, rather than tax expense at the time such dividend is declared.

The Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes, requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments.

Derivative Financial Instruments

The Company uses derivative financial instruments to manage defined commodity price risks and does not use them for speculative trading purposes. The Company uses derivative instruments to financially protect sales of natural gas, oil, and NGLs. Since the Company does not designate its derivatives for hedge accounting treatment, gains and losses resulting from the settlement of derivative contracts are recognized in (gain) loss on derivatives in the statement of operations when cash is received or paid. Changes in the fair value of the unsettled portion of the derivative contracts are also recognized in (gain) loss on derivatives in the statement of operations. See Note 9 – “Derivatives and Risk Management” for a discussion of the Company’s derivative financial instruments.

Recently Adopted Accounting Pronouncements - Leases

In February 2016, an accounting standard update 2016-02, Leases, codified under the Topic 842 (“ASC 842”), was issued that requires an entity to recognize a right-of-use (“ROU”) asset and lease liability for all leases. Classification of leases as either a finance or operating lease determines the recognition, measurement and presentation of expenses. This accounting standards update also requires certain quantitative and qualitative disclosures about leasing arrangements.

Adoption of ASC 842 is mandatory and effective for all private companies for fiscal years beginning after December 15, 2021. Effective January 1, 2022, the Company adopted the new standard using a modified retrospective approach and recognized a ROU asset (or operating lease right-of-use asset) and a lease liability with no retained earnings impact.

The Company applied the following practical expedients as provided in the standards update which provide elections to:

•	not apply the recognition requirements to short-term leases (a lease that at commencement date has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the Company is reasonably certain to exercise);

•	not reassess whether an expired or existing pre-adoption date contract contained a lease;

•	not reassess whether a contract contains a lease, lease classification and initial direct costs;

•	apply a risk-free discount rate in place of the incremental borrowing rate where an implicit rate is not readily determinable; and

•	not reassess certain land easements in existence prior to adoption of the standard.

Certain of the Company’s lease agreements include lease and non-lease components. For all existing asset classes with multiple component types, the Company has utilized the practical expedient that exempts it from separating lease components from non-lease components. Accordingly, the Company accounts for the lease and non-lease components in an arrangement as a single lease component. The Company recognizes lease payments related to its short-term leases in the statement of operations on a straight-line basis over the lease term which has not changed from its prior recognition. To the extent that there are variable lease payments, the Company recognizes those payments in the statement of operations in the period in which the obligation for those payments is incurred.

The Company evaluated each of its lease arrangements and enhanced its systems to track and calculate additional information required upon adoption of this standards update. The Company’s adoption had an impact to the balance sheet as of December 31, 2022 relating to the recognition of operating lease ROU assets and operating lease liabilities. See Note 4 – “Leases.”

The Company determines if an arrangement is a lease at inception of the arrangement. A lease exists when a contract conveys to the customer the right to control the use of an identified asset for a period of time in exchange for consideration. The definition of a lease embodies two conditions: (1) there is an identified asset in the contract that is land or a depreciable asset, and (2) the customer has the right to control the use of the identified asset.

To the extent that it is determined that an arrangement represents a lease, the Company classifies that lease as an operating lease or a finance lease. Currently, the Company does not have any finance leases. The Company capitalizes its operating leases on its balance sheet through a ROU asset and a corresponding lease liability. ROU assets represent the Company’s right to use underlying assets for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Short-term leases that have an initial term of one year or less are not capitalized but are disclosed below. Short-term lease costs exclude expenses related to leases with a lease term of one month or less.

Operating leases are reflected as operating lease ROU assets and operating lease liabilities on the Company’s balance sheet. Operating lease ROU assets and liabilities are recognized at the commencement date of an arrangement based on the present value of lease payments over the lease term. In addition to the present value of lease payments, the operating lease ROU asset also includes any lease payments made to the lessor prior to lease commencement less any lease incentives and initial direct costs incurred. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.

Nature of Leases

H2S Treatment Leases

The Company rents four active H2S treatment facilities from third parties. The Company’s H2S treatment equipment agreements are typically structured with three-year cancellable terms. The Company has concluded that these H2S treatment equipment commitments are not considered leases due to the cancellable terms in the agreements.

Natural Gas Compression Leases

The Company rents natural gas compression equipment from third parties to support its operations. The Company’s natural gas compression agreements are typically structured with non-cancelable terms of twelve months to two years. The Company has concluded that its natural gas compression commitments are operating leases.

Impairment Review

The Company reviews its right of use assets for impairment in accordance with ASC 360. ASC 360 requires the Company to evaluate right of use assets for impairment as events occur or circumstances change that would more likely than not reduce the fair value below the carrying amount. If the carrying amount is not recoverable from its undiscounted cash flows, then the Company would recognize an impairment loss for the difference between the carrying amount and the current fair value.

The Company monitors for events or changes in circumstances that would require a reassessment of a lease. When a reassessment results in the remeasurement of a lease liability, an adjustment is made to the carrying amount of the corresponding right of use asset unless doing so would reduce the carrying amount of the right of use asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative right of use asset balance is recorded in the statements of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), which requires the measurement of expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. It is effective for interim and annual periods beginning after December 15, 2022. The Company has not completed an evaluation of the impact the pronouncement will have on its financial statements and related disclosures.

Other accounting standards that have been issued by the FASB or other standard setting bodies are not expected to have a material impact on the Company’s financial statements.

NOTE 2. OPERATING REVENUES

Revenue Recognition

Revenue is measured based on consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction that are collected by the Company from a customer are excluded from revenue. Revenues from the sale of crude oil, natural gas and natural gas liquids are recognized, at a point in time, when a performance obligation is satisfied by the transfer of control of the commodity to the customer. Transfer of control drives the presentation of post-production expenses such as transportation, gathering, and processing deductions within the statement of operations. Fees and other deductions incurred prior to control transfer are presented as a component within the “Lease operating expenses” on the statement of operations, while fees and other deductions incurred subsequent to control transfer are embedded in the price and are presented as a reduction of oil, natural gas, and natural gas liquids production revenue.

The Company’s contractual performance obligations arise upon the production of hydrocarbons from wells in which the Company has an ownership interest. The performance obligations are considered satisfied at a point in time upon control transferring to a customer at a specified delivery point. Consideration is allocated to completed performance obligations at the end of an accounting period. Because the Company’s performance obligations have been satisfied and an unconditional right to consideration exists as of the balance sheet date, the Company recognized amounts due from contracts with customers of $17.5 million at December 31, 2022, as "Receivables from oil and gas sales” on the balance sheet. Because of the unconditional right to consideration, the Company’s product sales do not give rise to contract assets or liabilities.

All the Company’s revenues are derived from its single basin operations, the Delaware Basin primarily in Reeves County, Texas. The accompanying statement of operations disaggregates the Company’s revenues by major product in order to depict how the nature, timing, and uncertainty of revenue and cash flows are affected by economic factors in the Company’s single basin operations.

For the year ended December 31, 2022, revenues recognized in the reporting period related to performance obligations satisfied in prior reporting periods was not material.

Oil Sales

The Company’s oil sales contracts are structured where the Company delivers crude oil to the customer at a contractual delivery point at which the customer takes custody, title and risk of loss of the product. The Company receives a specified index price from the customer, net of applicable market-related adjustments. Revenue is recognized when control of the crude oil transfers at the delivery point at the net price received. Settlement statements for the Company’s crude oil production are typically received within the month following the date of production and therefore the amount of production delivered to the customer and the price that will be received for that production are known at the time the revenue is recorded. Payment under the Company’s crude oil contracts is typically due on or before the 20th of the month following the delivery month.

Natural Gas and Natural Gas Liquids Sales

The Company evaluates its natural gas sales and natural gas gathering and processing arrangements in place with midstream companies to determine when control of the natural gas is transferred. Under contracts where it is determined that control of the natural gas transfers at the wellhead, any fees incurred to gather or process the unprocessed natural gas are treated as a reduction of the sales price of unprocessed natural gas, and therefore revenues from such transactions are presented on a net basis. Under contracts where it is determined that control of the natural gas transfers at the tailgate of the midstream entity’s processing plant, revenues are presented on a gross basis for amounts expected to be received from the midstream company or third party purchasers through the gathering and treating process and presented as "Natural gas" or "Natural gas liquids" and any fees incurred to gather or process the natural gas are presented as a component of “Lease operating expenses” on the statement of operations. Under certain contracts, the Company may elect to take its residue gas and/or natural gas liquids in-kind at the tailgate of the midstream entity’s processing plant. The Company then sells the products to a customer at contractual delivery points at prices based on an index. In these instances, revenues are presented on a gross basis and any fees incurred to gather, process, or transport the commodities are presented as a component of “Lease operating expenses” on the statement of operations.

Settlement statements for the Company’s natural gas and natural gas liquids production are typically received 30 days after the date of production and therefore the Company estimates the amount of production delivered to the customer and the price that will be received for that production are known at the time the revenue is recorded. Payment under the Company’s natural gas contracts is typically due on or before the end of the month following the delivery month.

NOTE 3. ACQUISITIONS, DISPOSITIONS AND OTHER TRANSACTIONS

Nonoperated Transaction

On December 23, 2022, the Company entered into and simultaneously closed a letter agreement (the “Nonoperated Agreement”) with Colgate Energy, LLC (“Colgate”) to acquire all of Colgate’s interests in wells that the Company operates (the “Assets”) for a purchase price of $60 million before customary purchase price adjustments (the “Nonoperated Transaction”). The Nonoperated Transaction was completed to increase the Company’s interests in the wells it operated which increased its operation and financial scale. The Nonoperated Agreement had an effective date of November 1, 2022.

The Company accounted for the Nonoperated Transaction as an asset acquisition and allocated all of the purchase price (including capitalized transaction costs) to proved oil and natural gas properties. The Company also recognized $0.5 million in non-cash asset retirement obligations. In connection with the Nonoperated Transaction, the Company amended its existing Revolving Credit Agreement to increase the total facility to $60 million, which included a new Term Loan facility. Refer to Note 7, “Long Term Debt” for more details. The transaction was funded by a combination of cash on hand and $45 million in borrowings.

Glasscock County Divestiture

On January 7, 2022, the Company signed and closed on the sale of all of its interests in Glasscock County, Texas to New Height Energy, LLC, for $3.25 million before customary closing adjustments. The transaction had an effective date of January 1, 2022. Proceeds from the sale were recorded as a reduction to the carrying value of the Company’s full cost pool with no gain or loss recorded. The Company used the net proceeds from the sale for general corporate purposes.

NOTE 4. LEASES

Adoption of Accounting Standards Codification Topic 842, Leases

On January 1, 2022, the Company adopted ASC 842 using the modified retrospective approach as of the adoption date. Reporting period beginning after January 1, 2022, is presented under ASC 842. The table below details the impact of adoption on the Company’s balance sheet as of January 1, 2022 and the remaining balance at December 31, 2022:

	Balance at	Adjustment at Adoption
	December 31, 2022	January 1, 2022
Assets
Operating lease right-of-use assets	$14,360,231	$16,729,531
Finance lease right-of-use assets	-	-
Total right-of-use assets	$14,360,231	$16,729,531
Liabilities
Current
Operating	$2,152,418	$2,560,572
Finance	-	-
Non-current
Operating	12,250,251	14,168,959
Finance	-	-
Total Lease Liabilities	$14,402,669	$16,729,531

The Company leases compressors pursuant to operating leases. Operating leases where the Company is the lessee are included in “Operating lease right-of-use assets” and “Operating lease liabilities” on the balance sheet. The lease liabilities are initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. The operating leases for compressors have initial lease terms ranging from 6 months to 24 months, with the last lease expiring January 2024. The Company believes there is a reasonable certainty that renewal options will be exercised on a portion of these leases through 2031. Payments due under the lease contracts include fixed payments plus, in some instances, variable payments.

The table below summarizes the Company’s leases:

Year Ended December 31, 2022
Operating lease cost included in lease operating expenses in the Company's statements of operations	$2,625,468
Short-term lease cost included in lease operating expenses in the Company's statements of operations	3,618,464

Finance lease cost:	-
Amortization of right-of-use assets	-
Interest on lease liabilities	-
Total finance lease cost	$-

Variable lease cost	$-
Sublease income	$-

Supplemental cash flow information related to leases:

Year Ended
December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(2,582,772)
Operating cash flows from finance leases	$-

Finance cash flows from finance leases	$-

Future minimum lease payments associated with the Company’s non-cancellable operating leases as of December 31, 2022, are presented in the table below:

Operating Lease
Liability
2023	$2,274,312
2024	1,640,112
2025	1,640,112
2026	1,640,112
2027	1,640,112
Thereafter	6,623,096
Total future minimum rental commitments	15,457,856
Less Imputed Interest	(1,055,187)
Total Lease Liability	$14,402,669

Other information related to leases as of December 31, 2022 are as follows:

Weighted average remaining lease term	10 Years
Weighted average discount rate	1.70%

NOTE 5. OTHER PROPERTY AND EQUIPMENT

Other property and equipment consisted of the following at December 31, 2022:

Automobiles	$172,389
Less: accumulated depreciation	(44,591)
Total other propety and equipment, net	$127,798

During the year ended December 31, 2022, the Company recognized $34,522 of depreciation expense and did not recognize an impairment.

NOTE 6. ASSET RETIREMENT OBLIGATIONS

The Company records ARO on oil and natural gas properties when it can reasonably estimate the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon costs. The Company records ARO on the balance sheet and capitalizes the cost in "Oil and natural gas properties” during the period in which the obligation is incurred. The Company records the accretion of its ARO in "Accretion of asset retirement obligations” expense in the statement of operations. The additional capitalized costs are depreciated on a unit-of-production basis. ARO are initially valued utilizing Level 3 fair value measurement inputs (see Note 10 – “Fair Value Measurements”), including estimated costs to abandon wells in the future and credit-adjusted risk-free rates.

The following presents changes in asset retirement obligations for the year ended December 31, 2022:

Asset retirement obligations at December 31, 2021	$3,871,161
Obligations divested (1)	(848,576)
Acquisition (2)	459,653
Additions	9,793
Revisions	(46,110)
Accretion expense	106,746
Asset retirement obligations at December 31, 2022	$3,552,667

(1)	On January 7, 2022, the Company closed the sale of all of its interests in Glasscock County, Texas. See Note 3 – “Acquisitions, Dispositions and Other Transactions” for more details.

(2)	On December 23, 2022, the Company closed the Nonoperated Transaction. See Note 3 – “Acquisitions, Dispositions and Other Transactions” for more details.

NOTE 7. LONG TERM DEBT

Revolving Credit Facility

On August 17, 2022, the Company entered into a three-year reserve-based credit facility (“Facility”) with MidFirst Bank (the “Lenders”) in an amount up to $100.0 million with an initial borrowing base of $20.0 million. The borrowing base will be redetermined on a semi-annual basis, with the Lenders and the Company each having the right to not more than two interim unscheduled redeterminations per calendar year. The borrowing base takes into account the estimated value of the Company's oil and natural gas properties, proved reserves, total indebtedness, and other relevant factors consistent with customary oil and natural gas lending criteria. The Facility included a placement fee of 0.60% on the initial borrowing base amounting to $20.0 million and carries a commitment fee of 0.50% per annum on the undrawn portion of the borrowing base. Any borrowings under the Facility will bear interest at the Secured Overnight Funding (“SOF”) rate, as defined under the Facility, plus the applicable margin based upon the utilization percentage in effect on such day as follows:

Utilization	Applicable
Percentage	Margin
> 75%	3.50%
> 50% and < 75%	3.25%
> 25% and < 50%	3.00%
< 25%	2.75%

The Company may elect, at its option, to prepay any borrowings outstanding under the Facility without premium or penalty. Amounts outstanding under the Facility are guaranteed by a security interest in substantially all of the properties of the Company and its subsidiaries. Borrowings from the Facility may be used for the acquisition and development of oil and natural gas properties, investments in cash flow generating assets complimentary to the production of oil and natural gas, and for letters of credit or other general corporate purposes.

The Facility contains certain events of default, including non-payment; breaches or representation and warranties; non-compliance with covenants; cross-defaults to material indebtedness; voluntary or involuntary bankruptcy; judgments and change in control. The Facility also contains financial covenants including a requirement that the Company maintain, as of the last day of each fiscal quarter, (i) a maximum total leverage ratio of not more than 3.00 to 1.00, and (ii) a current ratio of not less than 1.00 to 1.00, both as defined under the Facility. At December 31, 2022, the Company had $15.3 million outstanding under the Facility with an interest rate of 7.34% and was in compliance with the financial covenants under the Facility.

On December 23, 2022, the Company entered into the First Amendment to the Facility (the “Frist Amendment”). This amendment, among other things, increased the available borrowing base to $60.0 million from $20.0 million and added a hedging covenant whereby the Company must hedge a minimum of 50% of future production on a rolling 12-month basis. The First Amendment allows the Company to elect to utilize one month, three month or six month Secured Overnight Funding Rates (“SOFR”) with respect to any loan. The First Amendment also included an adjustment to the annualized percentage rate of 0.00% for one month, 0.15% for three months and 0.25% for six months designations.

Term Loan

In connection with the First Amendment, the Company and the Lenders entered in a new Promissory Note for $30.0 million (the “Term Loan”). In accordance with the Term Loan, the Company is required to make monthly payments of $833,333.33. The Term Loan expires on December 23, 2025, and includes the same general financial covenants as the Facility discussed above. Any borrowings under the Term Loan will bear interest at the same rate as the Revolving Credit Facility rate above. At December 31, 2022, the interest rate was 7.82%. The Company has the ability to prepay the Term Loan, in whole or in part, at any time without premium or penalty, but with accrued interest to the date of the prepayment.

The Term Loan also requires the Company to make excess cash flow payments to the Lenders equal to EBITDAX (as defined by the Term Loan) plus decreases in consolidated working capital minus (1) the sum of cash interest expense and scheduled principal payments on debt actually made; (2) plus permitted tax distributions; (3) increases in working capital; (4) capital expenditures; (5) prepayments of the Term Loan; (6) cash on hand not to exceed $10 million; and (7) costs and expenses incurred in connection with the Colgate acquisition.

At December 31, 2022, the Company had $30.0 million outstanding under the Term Loan, $10.0 million of which has been classified as current, and was in compliance with the financial covenants under the Term Loan.

Debt Maturities

Aggregate maturities required on debt at December 31, 2022, due in future years are as follows (excluding $0.3 million of discount on the revolving credit facility and $0.2 million on the term loan):

2023	$10,000,000
2024	10,000,000
2025	25,277,555
2026	-
2027	-
Thereafter	-
Total	$45,277,555

NOTE 8.   ACCRUED LIABILITES AND OTHER

Accrued liabilities and other consisted of the following:

December 31, 2022
Suspended revenue payable	$3,147,072
Revenue payable	5,828,137
Accrued operated capital and lease
operating expenditures	3,805,759
Accrued franchise taxes	291,056
Other	939,697
Total accrued liabilities and other	$14,011,721

NOTE 9. DERIVATIVES AND RISK MANAGEMENT

The Company is exposed to volatility in market prices and basis differentials for natural gas, oil and natural gas liquids which impacts the predictability of its cash flows related to the sales of those commodities. In accordance with the Company’s policy, it generally hedges a substantial, but varying, portion of its anticipated oil, natural gas and natural gas liquids production for future periods. Derivatives are carried at fair value on the balance sheet as assets or liabilities, with the changes in the fair value included in the statement of operations for the period in which the change occurs. The Company does not enter into derivative contracts for speculative trading purposes.

It is the Company’s policy to enter into derivative contracts only with counterparties that are creditworthy financial or commodity hedging institutions deemed by management as competent and competitive market makers. As of December 31, 2022, the Company did not post collateral under any of its derivative contracts.

The Company’s crude oil, natural gas and natural gas liquids derivative positions at any point in time may consist of fixed-price swaps, costless put/call collars, and basis swaps. Fixed-price swaps are designed so that the Company receives or makes payments based on a differential between fixed and variable prices for crude oil and natural gas. A costless collar consists of a sold call, which establishes a maximum price the Company will receive for the volumes under contract and a purchased put that establishes a minimum price. Basis swaps effectively lock in a price differential between regional prices where the product is sold and the relevant pricing index under which the gas production is hedged. The Company has elected not to designate any of its derivative contracts for hedge accounting. Accordingly, the Company records the net change in the mark-to-market valuation of these derivative contracts, as well as all payments and receipts on settled derivative contracts, in "Net (gain) loss on derivative contracts” on the statement of operations.

All derivative contracts are recorded at fair market value in accordance with ASC 815 and ASC 820 and included in the balance sheet as assets or liabilities. The following table summarizes the location and fair value amounts of all derivative contracts in the balance sheet as of December 31, 2022:

Derivative contracts not	Asset derivative contracts		Liability derivative contracts
designated as hedging
		December 31,		December 31,
contracts under ASC 815	Balance sheet location	2022	Balance sheet location	2022
Commodity contracts	Current assets - assets from derivative contracts	$3,885,172	Current liabilities - liabilities from derivative contracts	$(1,149,039)
Commodity contracts	Other noncurrent assets - assets from derivative contracts	1,415,570	Long-term liabilities - liabilities from derivative contracts	(896,694)
Total derivative contracts not designated as hedging contracts under ASC 815		$5,300,742		$(2,045,733)

The following table summarizes the location and amounts of the Company’s realized and unrealized gains and losses on derivative contracts in the Company’s statement of operations:

		Amount of (gain) or loss
		recognized in income on
		derivative contracts
Derivatives not designated as	Location of (gain) or loss recognized in income on	period ended December 31,
hedging contracts under ASC 815	derivative contracts	2022
Commodity contracts:
Unrealized (gain) loss on derivative contracts	Other (income) expense - net (gain) loss on derivative contracts	$(3,386,727)
Realized (gain) loss on derivative contracts	Other (income) expense - net (gain) loss on derivative contracts	4,626,955
Total net loss on derivative contracts	Other (income) expense - net (gain) loss on derivative contracts	$1,240,228

At December 31, 2022, the Company had the following open derivative contracts:

					Weighted
			Volume in	Price /	Average
Period	Instrument	Commodity	Mmbtu's / Bbl's	Price Range	Price
January 2023 to March 2023	Fixed-Price Swap	Oil	46,278	$69.92 - $70.00	$69.96
January 2023 to March 2023	Producer Collar (Floor)	Natural Gas	209,120	3.25	3.25
January 2023 to March 2023	Producer Collar (Ceiling)	Natural Gas	209,120	6.25	6.25
January 2023 to March 2023	Basis swaps	Natural gas	209,120	0.30	0.30
January 2023 to March 2023	Fixed-Price Swap	Natural gas	540,000	8.87	8.87
April 2023 to December 2024	Producer Collar (Floor)	Natural Gas	3,735,000	4.00	4.00
April 2023 to December 2024	Producer Collar (Ceiling)	Natural Gas	3,735,000	5.75	5.75

The Company enters into an International Swap Dealers Association Master Agreement (“ISDA”) with each counterparty prior to a derivative contract with such counterparty. The ISDA is a standard contract that governs all derivative contracts entered into between the Company and the respective counterparty. The ISDA allows for offsetting of amounts payable or receivable between the Company and the counterparty, at the election of both parties, for transactions that occur on the same date and in the same currency.

NOTE 10. FAIR VALUE MEASUREMENTS

Pursuant to ASC 820, Fair Value Measurement (“ASC 820”), certain of the Company’s financial and nonfinancial assets and liabilities are reported at fair value on the balance sheet. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy assigns the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 measurements are inputs that are observable for assets or liabilities, either directly or indirectly, other than quoted prices included within Level 1. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs.

As required by ASC 820, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. There were no transfers between fair value hierarchy levels for any period presented.

The following tables set forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value as of December 31, 2022:

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Assets from derivative contracts	$-	$5,300,742	$-	$5,300,742

Liabilities
Liabilities from derivative contracts	$-	$2,045,733	$-	$2,045,733

Derivative contracts listed above as Level 2 include fixed-price swaps, costless collars and basis swaps that are carried at fair value. The Company records the net change in the fair value of these positions in "Net (gain) loss on derivative contracts” in the Company’s statement of operations. The Company is able to value the assets and liabilities based on observable market data for similar instruments, which resulted in the Company reporting its derivatives as Level 2. This observable data includes the forward curves for commodity prices based on quoted market prices and implied volatility factors related to changes in the forward curves. See Note 9, "Derivatives and Risk Management,” for additional discussion of derivatives.

The Company’s derivative contracts are with a major financial institution with investment grade credit ratings which is believed to have minimal credit risk. As such, the Company is exposed to credit risk to the extent of nonperformance by its counterparty in the derivative contracts; however, the Company does not anticipate such nonperformance.

The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable and the Company’s revolving credit and term loan facilities approximate their carrying value due to their short-term nature and variable interest rates. The Company has classified its derivatives into fair value levels depending upon the data utilized to determine their fair values. All the Company’s derivative financial instruments are classified as Level 2.

The Company follows the provisions of ASC 820, for nonfinancial assets and liabilities measured at fair value on a non-recurring basis. These provisions apply to the Company’s initial recognition of asset retirement obligations for which fair value is used. The asset retirement obligation estimates are derived from historical costs and management’s expectation of future cost environments; and therefore, the Company has designated these liabilities as Level 3. See Note 6, "Asset Retirement Obligations,” for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations. For fair value measurements on a non-recurring basis in connection with oil and gas properties upon acquisition see Note 3 – “Acquisitions, Dispositions and Other Transactions.”

NOTE 11. COMMITMENTS AND CONTINGENCIES

Operating Commitments

The Company does not have any office space leases in its name and therefore does not pay any rent expense.

Environmental Risk

The Company is subject to laws and regulations relating to the protection of the environment. Environmental and cleanup related costs of a non-capital nature are accrued when it is both probable that a liability has been incurred and when the amount can be reasonably estimated. The Company believes any future remediation or other compliance related costs will not have a material effect on the financial position, results of operations or cash flows of the Company.

Contingencies

From time to time, the Company may be involved in certain litigation that arise in the normal course of its operations. The Company records a loss contingency for these matters when it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. The Company does not believe the resolution of these matters will have a material effect on the Company’s financial position, results of operations or cash flows and no amounts are accrued relative to these matters at December 31, 2022.

NOTE 12. MEMBER EQUITY

Maple is owned by Riverstone Maple Investor. All revenues, costs, and expenses of the Company are allocated to the Member. On June 10, 2022, the Company distributed $5,000,000 to Riverstone Maple Investor.

NOTE 13. INCOME TAXES

The Company has recorded a current provision for state income taxes of $287,898 for the year ended December 31, 2022 net of refunds of $3,158 related to 2021. The Company’s state deferred income tax provision is not material. The effective income tax rate for the year ended December 31, 2022, differs from the United States federal statutory income tax rate due to the entity’s pass-through classification for federal tax purposes and the Texas margin tax rate of 0.75%.

NOTE 14. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 28, 2023, the date the financial statements were available to be issued.

MAPLE ENERGY HOLDINGS, LLC

SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

Capitalized costs relating to oil and natural gas producing activities

The following table summarizes the amounts of capitalized costs relating to oil and natural gas producing activities and the amount of related accumulated depletion.

December 31, 2022
Oil and natural gas properties
Property costs subject to amortization	$152,873,713
Less: Accumulated depletion, depreciation and amortization	(20,564,353)
Oil and natural gas properties, net	$132,309,360

Costs incurred for oil and natural gas property acquisition, exploration, and development activities

The following table summarizes costs incurred and capitalized in oil and natural gas property acquisition, exploration, and development activities. Property acquisition costs are those costs incurred to lease property, including both undeveloped leasehold, and the purchase of reserves in place. Exploration costs include costs of identifying areas that may warrant examination, examining specific areas that are considered to have prospects containing oil and natural gas reserves, costs of drilling exploratory wells, geologic and geophysical assessment costs, and carrying costs on undeveloped properties. Development costs are incurred to obtain access to proved reserves, including the cost of drilling.

For the Year Ended
December 31, 2022
Oil and natural gas activities
Property acquisition costs:
Proved property	$56,939,170
Unproved property	-
Exploration costs	-
Development costs	15,368,431
Total costs incurred for oil and natural gas activities	$72,307,601

Results of operations of oil, natural gas and natural gas liquids producing activities

The following table presents the results of operations of oil, natural gas and natural gas liquids producing activities (excluding corporate overhead and interest costs) for the period presented:

For the Year Ended
December 31, 2022
Revenues
Oil, natural gas and natural gas liquids	$100,753,715
Production costs:
Lease operating expenses	31,910,592
Production and other taxes	5,052,140
Total production costs	36,962,732
Other costs:
Depletion - oil and natural gas properties	17,625,697
Accretion of asset retirement obligations	106,746
Income taxes	287,898
Total other costs	18,020,341
Results of operations	$45,770,642

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of "proved” and "proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

The following reserves information represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may lead to revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Except to the extent the Company acquires additional properties containing proved reserves or conducts successful exploration and development activities or both, the Company’s proved reserves will decline as reserves are produced.

Proved reserves represent estimated quantities of natural gas, crude oil and NGLs that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods used when the estimates were made.

Netherland, Sewell & Associates, the Company’s independent reserve engineers, estimated 100% of the Company’s proved reserves as of December 31, 2022. In accordance with SEC regulations, the reserves as of December 31, 2022 were estimated using the Realized Prices, which reflect adjustments to the Benchmark Prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. The Company’s reserves are reported in three streams: oil, natural gas and NGLs.

The following tables illustrate changes in the Company’s estimated net proved developed and proved undeveloped reserves for the periods indicated. The oil and natural gas liquids prices as of December 31, 2022, are based on the 12-month unweighted average of the first of the month prices of the West Texas Intermediate spot price which equates to $94.14 per barrel. The natural gas prices as of December 31, 2022, are based on the 12-month unweighted average of the first of the month prices of the Henry Hub spot price which equates to $6.36 per MMBtu. All prices are adjusted by lease or field for energy content, transportation fees, and market differentials. All prices are held constant in accordance with SEC guidelines. All proved reserves are located in Reeves County, Texas.

	Oil (Bbls)	Natural Gas (Mcf)	Natural Gas Liquids (Bbls)	Total (BOE)
Proved reserves, December 31, 2021	4,810,100	15,168,100	5,216,400	12,554,517
Extensions and discoveries	5,204,090	36,144,278	5,285,547	16,513,683
Acquisitions	1,658,800	9,837,900	1,436,500	4,734,950
Production	(719,426)	(3,928,398)	(541,542)	(1,915,701)
Sales of minerals in place	(195,630)	(15,802)	-	(198,264)
Revisions of previous estimates	312,366	18,504,422	(342,205)	3,054,231
Proved reserves, December 31, 2022	11,070,300	75,710,500	11,054,700	34,743,416

Proved developed reserves:
December 31, 2021	4,810,100	15,168,100	5,216,400	12,554,517
December 31, 2022	6,840,841	42,166,564	6,156,879	20,025,481

Proved undeveloped reserves:
December 31, 2021	-	-	-	-
December 31, 2022	4,229,459	33,543,936	4,897,821	14,717,935

The Company had extensions and discoveries of 16,513,683 BOE in 2022, which is primarily related to the addition of new proved undeveloped locations. Also contributing to this increase are the additions related to drilling activities associated with the Company’s nonoperated leasehold interests and the completion of four drilled but uncompleted locations in 2022 by the Company.

Acquisitions increased the Company’s proved reserves by 4,734,950 BOE related to the additional interests acquired by the Company in wells it operates in December 2022.

The Company had positive revisions of previous estimates of 3,054,231 in 2022 primarily related to higher natural gas yields from the Company’s oil and natural gas wells that were previously flared.

Reliable technologies were used to determine areas where PUD locations are more than one offset location away from a producing well. These technologies include seismic data, wire line open hole log data, core data, log cross-sections, performance data, and statistical analysis. In such areas, these data demonstrated consistent, continuous reservoir characteristics in addition to significant quantities of economic EURs from individual producing wells.

Standardized Measure of Discounted Cash Flows

The following Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”) has been developed utilizing ASC 932, Extractive Activities—Oil and Gas procedures and based on oil and natural gas reserve and production volumes estimated by the Company’s engineering staff. It can be used for some comparisons but should not be the only method used to evaluate the Company or its performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the Standardized Measure be viewed as representative of the current value of the Company.

The Company believes that the following factors should be taken into account when reviewing the following information:

●	future costs and selling prices will probably differ from those required to be used in these calculations;
●	due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;
●	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and
●	future net revenues may be subject to different rates of income taxation.

The following table presents the standardized measure of future net cash flows related to estimated proved oil and natural gas reserves as of December 31, 2022:

Future cash inflows	$1,888,501,000
Future production costs	(487,091,600)
Future development costs	(186,382,200)
Future income tax expense	(9,914,631)
Future net cash flows	1,205,112,569
10% discount for estimated timing of cash flows	(604,304,733)
Standardized measure of future discounted cash flows	$600,807,836

The following table presents the changes in the standardized measure of discounted future net cash flows related to the proved oil and natural gas reserves of the Company for the year ended December 31, 2022:

Standardized measure, December 31, 2021	$164,941,057
Changes in the year resulting from:
Sales, less production costs	(63,790,983)
Revisions of previous quantity estimates	63,968,664
Extensions, discoveries and other additions	262,429,187
Acquisitions of reserves	37,594,013
Divestiture of reserves	(5,706,145)
Net change in prices and production costs	94,940,714
Net change in estimated future development costs	(7,878,166)
Previously estimated development costs incurred	393,471
Net change in taxes	(3,687,721)
Accretion of discount	16,636,600
Timing difference and other	40,967,145
Standardized measure, December 31, 2022	$600,807,836